UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐            Preliminary Proxy Statement

☐            Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐            Definitive Proxy Statement

☒            Definitive Additional Materials

☐            Soliciting Material Under Rule 14a-12

AOL Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 7, 2012, AOL Inc. commenced mailing of the below letter and proxy card to its shareholders.

June 7, 2012

Dear Fellow Stockholder:

AOL’s June 14, 2012 Annual Meeting of Stockholders is right around the corner and your support is critical to protecting the value of your investment in the Company.  The Board’s clear strategy is already producing significant results, and we believe we have the right team to continue enhancing stockholder value.  As Starboard attempts to foist what we believe to be a short-term strategy on AOL, your Board reminds you to support the team that in our view has and will continue to deliver increased value and urges you to vote FOR  AOL’s eight, highly qualified director nominees on the WHITE  proxy card today.  The Board also urges stockholders to discard any gold proxy card they receive from Starboard.

VOTE FOR YOUR BOARD THAT IS DELIVERING RESULTS AND

PRODUCING SIGNIFICANT VALUE FOR STOCKHOLDERS

We believe the Board’s actions have positioned AOL to deliver long-term value to stockholders, as evidenced by the Company’s meaningful growth and third consecutive quarter of better-than-expected earnings results.  Additionally, under the oversight of your Board, AOL’s stock price is up approximately 168% since its low in August 2011 and reached a new 52-week high on May 25, 2012, illustrating the momentum the Company has in place.  Your Board continues to unlock significant stockholder value and sees tremendous opportunities and potential for AOL to continue to execute its strategy to further enhance value for you, our stockholders.

When evaluating AOL’s nominees versus Starboard’s, consider that your Board has:

•         Monetized the Company’s patent portfolio by entering into a $1.056 billion patent transaction with Microsoft, generated from a process initiated in July 2011;

•         Returned capital to stockholders by repurchasing 14% of the shares outstanding since August 11, 2011 and committed to return 100% of the proceeds of the patent sale transaction to stockholders;

•         Improved AOL’s operational performance, which has resulted in the Company beating Wall Street analyst expectations in each of the last three quarters;

•         Successfully implemented what we believe to be a clear strategy to deliver long-term stockholder value; and

•         Committed to return AOL to Adjusted OIBDA growth in 2013 and to bring Patch to run-rate profitability by Q4 2013.

WE BELIEVE THE BOARD’S ACTIONS HAVE HELPED AOL’S STOCK

PERFORMANCE WHILE STARBOARD’S ACTIONS HAVE ONLY HINDERED IT

We believe that AOL’s stock price is a clear indication of stockholder confidence in the Board’s ability to continue successfully executing on a strategy that is already producing strong results.  Even Starboard’s purchases of AOL stock, we believe, have not driven our stock price increases:  Starboard acquired approximately 85% of the AOL shares they own in 2011, while AOL’s stock is up almost 80% since the beginning of 2012.  Moreover, while Starboard bought approximately 5% of AOL’s stock, AOL’s Board oversaw the repurchase of over 10% of the stock in 2011.

AOL Action	Date	Stock Price Change
Authorizes $250 million share repurchase	8/11/2011	+ 12%
Q3 earnings beat guidance	11/2/2012	+ 12.5%
Q4 earnings beat guidance	2/1/2012	+ 10%
Announces $1.1 billion patent transaction with MSFT	4/9/2012	+ 43%
Q1 earnings beat guidance	5/9/2012	+ 3.5%

Starboard Action	Date	Stock Price Change
Sends first public letter to Board	12/21/2011	+ 2%
Nominates 5 directors	2/24/2012	- 1%
Files Schedule 13D	2/16/2012	Flat
Sends public letter to Board following patent-sale rumors	3/30/2012	- 2%
Sends public letter voicing concerns about capital allocation	4/10/2012	- 6%

We believe the Board has clearly proven that it can drive value in the short-term while executing on a strategy that we believe will produce even greater long-term value.

YOUR BOARD REMAINS OPEN TO ALL IDEAS TO ENHANCE

STOCKHOLDER VALUE

Your Board is committed to acting in the best interest of our stockholders and remains firmly committed to ensuring we have the right plan in place to deliver the most value.  We regularly review our businesses and operations to determine how we can drive the most value for stockholders and our Board has a rigorous and analytical review process.  Since spinning off from Time Warner two and a half years ago, the Board has demonstrated a track record for enhancing stockholder value by divesting non-core assets and significantly reducing the Company’s expense base.  We believe AOL has a model for creating profitable stand-alone properties with attractive margins and that our current revenue and cost initiatives will meaningfully increase profitability.

That said, although your Board is pursuing the strategy that we believe will maximize long-term value, we constantly and proactively review all opportunities to accelerate efforts to increase stockholder value.  Furthermore, your Board and management team manage all of our investments, like Patch, with strict discipline and will only invest in them if we continue to see positive signs of consumer growth, engagement and ultimately, profitability.

FOLLOW THE RECOMMENDATION OF THREE INDEPENDENT PROXY

ADVISORY SERVICES FIRMS BY REJECTING STARBOARD'S FULL SLATE

OF NOMINEES

Three independent proxy advisory services firms have rejected Starboard’s full slate of nominees, reinforcing our belief that our director nominees have the qualifications necessary to most effectively lead AOL and to further enhance stockholder value.   AOL’s nominees have significant operational, financial and public Board experience highly relevant to AOL’s areas of strategic focus, while in our view, the addition of Starboard’s nominees would drastically decrease the Board’s level of industry expertise, public company experience and diversity.

The Board has committed to adding two new Board members, which we believe will add fresh, relevant perspectives and further enhance stockholder value.  However, it is our firm belief that the Board should include only individuals who do not have pre-conceived, hardened views of AOL’s long-term strategy.  On the contrary, we believe that, if elected, Jeffrey Smith and Starboard’s nominees would alter the Board’s strategy that is producing strong returns for stockholders.

VOTE THE WHITE PROXY CARD TODAY

It is extremely important that you vote as soon as possible no matter how many or how few shares you own.  AOL’s Board of Directors unanimously recommends that stockholders vote FOR all of AOL’s director nominees – Tim Armstrong, Richard Dalzell, Karen Dykstra, Alberto Ibargüen, Susan Lyne, Patricia Mitchell, Fredric Reynolds and James Stengel – on the WHITE proxy card.  Because time is short, we encourage all stockholders to vote the white proxy card today by telephone or Internet.

The AOL Board also urges stockholders to discard any gold proxy card you receive from Starboard.  If you have already voted on Starboard’s gold proxy card, you may still revoke that prior vote by simply voting your WHITE  proxy card.  Only your latest dated proxy will be counted.

On behalf of your Board, we thank you for your continued support of AOL as we work to create a lasting business that provides stockholders with exceptional value.

Sincerely,

/s/

Tim Armstrong

Chairman and Chief Executive Officer

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world.  The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale.  We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts.  Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements.  These forward-looking statements are based on management’s current expectations and beliefs about future events.  As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances.  Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.  Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the Securities and Exchange Commission.  In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry.  This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights.  Our actual results could differ materially from management’s expectations because of changes in such factors.  Achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) continual decline in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) the failure to meet earnings expectations; 8) asset impairments; 9) decreased liquidity in the capital markets; 10) our ability to access the capital markets for debt securities or bank financings; 11) the impact of “cyber-warfare” or terrorist acts and hostilities and 12) the approval of the patent transaction with Microsoft Corporation by antitrust authorities and the satisfaction of the other closing conditions to that transaction as well as factors that could affect the manner, timing and amount of the return of any of the sale proceeds to AOL shareholders including the need for AOL to retain cash for its business or to satisfy liabilities.

Additional Information

In connection with the solicitation of proxies, AOL has filed with the Securities and Exchange Commission, a definitive proxy statement and other relevant documents concerning the proposals to be presented at AOL’s 2012 Annual Meeting of Stockholders.  The proxy statement contains important information about AOL and the 2012 Annual Meeting.  In connection with the 2012 Annual Meeting, AOL has mailed the definitive proxy statement to stockholders.  In addition, AOL files annual, quarterly and special reports, proxy statements and other information with the SEC.  You are urged to read the proxy statement and other information because they contain important information about AOL and the proposals to be presented at the 2012 Annual Meeting.  These documents are available free of charge at the SEC’s website (www.sec.gov) or from AOL at our investor relations website (http://ir.aol.com).  The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

AOL and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from AOL’s stockholders in connection with the election of directors and other matters to be proposed at the 2012 Annual Meeting.  Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by AOL with the SEC.

If you have any questions, require assistance in voting your shares, or need additional copies of AOL’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

AOL Inc.
c/o MacKenzie Partners
105 Madison Avenue
New York, NY 10016

VOTE BY INTERNET **WWW.CESVOTE.COM**

Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on June, 13, 2012. Have your Proxy Card available when you access the web site www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY TELEPHONE **1-888-693-8683**

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on June 13, 2012. Have your Proxy Card available when you call the **Toll-Free number 1-888-693-8683** and follow the simple instructions to record your vote.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it using the **postage-paid envelope** provided or return your proxy card to: AOL Inc., c/o Corporate Election Services, PO Box 3230, Pittsburgh, PA 15230 to ensure your proxy is received prior to the Annual Meeting.

Vote by Internet	Vote By Telephone	Vote by Mail
Access the Website and submit your vote: **www.cesvote.com**	Call Toll-Free using a touch-tone telephone: **1-888-693-8683**	Sign and return your proxy in the postage-paid envelope provided.

Control Number →

↓ DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ↓

AOL INC. **WHITE PROXY CARD**

Notice of 2012 Annual Meeting of Stockholders

Proxy Solicited by AOL Inc. Board of Directors for Annual Meeting – June 14, 2012

The undersigned hereby appoints Tim Armstrong and Julie M. Jacobs, and each of them, the true and lawful proxies of the undersigned, with several powers of substitution, to each independently and without the other vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of AOL Inc. to be held on June 14, 2012 and at any and all adjournments or postponements thereof, in accordance with the instructions on the reverse side, and in accordance with their best judgment in connection with such other business (including, in the event that any director nominee named in this proxy card is unwilling or unable to serve, the election of any substitute therefor) as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting.

Signature(s)

Signature(s)

Date: ______________________ , 2012

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such. If a partnership, please sign in partnership name by authorized person.

Please sign and date this proxy where indicated above before mailing.